Ballantyne Strong Announces Holding Company Leadership Team

OMAHA, Nebraska (September 30, 2016) – Ballantyne Strong, Inc. (NYSE MKT: BTN), a holding company with diverse business activities focused on serving the cinema, retail, financial and government markets, today announced the transition to a holding company leadership team. As part of the holding company transition, Ryan Burke has been appointed Senior Vice President, Chief Financial Officer, and Treasurer. In addition, Elise Stejskal has been named Vice President of Finance and Ryan Turner has been named Vice President of Strategic Investments.

Mr. Burke, who has served as Corporate Controller for Ballantyne Strong since January 2015, will replace Nathan Legband who will be leaving to pursue other opportunities at the end of October.

Kyle Cerminara, Chairman and CEO of Ballantyne Strong, commented, “We are excited to have Ryan Burke assume the role as our new Chief Financial Officer. We are confident that his knowledge of our business along with his finance and accounting experience will help Ballantyne Strong execute on our strategic vision to transform into a highly performing holding company. We are also excited for Elise Stejskal and Ryan Turner as they take on new roles and responsibilities. We want to thank Nate Legband for his contributions to Ballantyne Strong and we wish him well in his future endeavors.”

Mr. Burke joined Ballantyne Strong as Corporate Controller in January 2015. In the role, Mr. Burke has been responsible for the preparation of all SEC filings, coordinating internal and external audit functions, implementing and maintaining a strong internal control environment, and managing the treasury function, among other responsibilities. Prior to joining Ballantyne Strong, Mr. Burke served as Portfolio Company Controller for Tenaska Capital Management, LLC from October 2008 until December 2014. He was previously employed as an Audit Manager at KPMG, LLP from October 2002 through October 2008.

Ms. Stejskal joined Ballantyne Strong in October 2014 as Director of Finance. In this role, Ms. Stejskal has been critical to our financial modeling and forecasting. Over the last year, Ms. Stejskal built out Ballantyne Strong’s internal investor relations function. Prior to joining Ballantyne Strong, Ms. Stejskal spent over six years with ConAgra Foods where she rose through the financial ranks in a variety of financial roles.

Mr. Turner joined Ballantyne Strong in July 2015 as Director of Business Development. In this role, Mr. Turner has been critical to our investments in RELM Wireless, 1347 Property Insurance Holdings and Limbach Holdings via Itasca Capital. Prior to joining Ballantyne Strong, Mr. Turner was Director of Research at Fundamental Global Investors.

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Ray Boegner, President of Ballantyne Strong’s Cinema Business and Steve Schilling, President of Ballantyne Strong’s Digital Media Business will both continue to manage the operational and sales functions of their respective businesses.

Kyle Cerminara concluded, “We have been working to transition Ballantyne Strong to a highly performing holding company that is focused on returns on invested capital. Our focus on building a holding company finance and accounting team that is responsible for the financial reporting, financial modeling and evaluation of current and future uses of our precious capital resources is a natural next step in this evolution. We are excited about the initial progress we have made and we look forward to the long-term future of the company.”

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong and its subsidiaries engage in diverse business activities including the design, integration and installation of technology solutions for a broad range of applications; development and delivery of out-of-home messaging, advertising and communications; manufacturing of projection screens; and providing managed services including monitoring of networked equipment. The Company focuses on serving the cinema, retail, financial, and government markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements which involve a number of risks and uncertainties, including but not limited to those discussed in the “Risk Factors” section contained in Item 1A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the following risks and uncertainties: the Company’s ability to expand its revenue streams to compensate for the lower demand for its digital cinema products and installation services, potential interruptions of supplier relationships or higher prices charged by suppliers, the Company’s ability to successfully compete and introduce enhancements and new features that achieve market acceptance and that keep pace with technological developments, the Company’s ability to successfully execute its investment strategy, the Company’s ability to retain or replace its significant customers, the impact of challenging global economic environment or a downturn in the markets, economic and political risks of selling products in foreign countries, risks of non-compliance with U.S. and foreign laws and regulations, cybersecurity risks and risks of damage and interruptions of information technology systems, the Company’s ability to retain key members of management and successfully integrate the new executives, acquisition-related risks, the Company’s ability to assert its intellectual property rights, the impact of natural disasters and other catastrophic events, the adequacy of insurance, and the impact of having a controlling stockholder. Given the risks and uncertainties, readers should not place undue reliance on any forward-looking statement and should recognize that the statements are predictions of future results which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described herein, as well as others not now anticipated. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except where required by law, the Company assumes no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

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CONTACT:
Ryan M. Burke	Elise Stejskal
Chief Financial Officer	Investor Relations
402/829-9434	402/829-9423

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